Exhibit 10.39

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is dated as of October 24, 2025, by and between ClimateRock, a Cayman Islands exempted company with company number 384431 (“ClimateRock”), GreenRock Corp., a Cayman Islands exempted company with company number (399967) (“GreenRock”), ClimateRock Holdings Limited, a Cayman Islands exempted company with company number 394226 (“PubCo”) and Maxim Group LLC (“Maxim”). ClimateRock, GreenRock, PubCo, and Maxim are each sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, on or around April 27, 2022, Maxim and ClimateRock executed an underwriting agreement related to the initial public offering of ClimateRock (as amended on or about March 9, 2023, the “Underwriting Agreement”);

WHEREAS, pursuant to Section 1.3 of the Underwriting Agreement, Maxim and ClimateRock agreed that 3.0% of the gross proceeds from the sale of the Firm Units1 and the gross proceeds from the sale of the Option Units, for a total of $2,362,500 (the “Deferred Underwriting Commission”), was deposited in and held in the Trust Account and would be payable directly from the Trust Account, without accrued interest, to Maxim for its own account upon consummation of the Business Combination;

WHEREAS, on or around August 17, 2022, Maxim and ClimateRock executed an advisory agreement (as amended on or about September 20, 2022, October 3, 2022, October 4, 2022, and March 9, 2023, the “Advisory Agreement”);

WHEREAS, ClimateRock and PubCo are in the process of consummating a Business Combination with GreenRock and other parties;

WHERAS, pursuant to Section 3(A) of the Advisory Agreement, Maxim and ClimateRock agreed that upon closing of the Business Combination, ClimateRock would pay Maxim an advisory fee based upon the amount of proceeds in Trust Account immediately prior to the closing of the Business Combination but in no event less than $200,000 in cash and $150,000 in common stock of post-Business Combination ClimateRock (the “Advisory Fee”);

WHEREAS, ClimateRock, PubCo, GreenRock and Maxim have agreed to amend their obligations pursuant to the Underwriting Agreement with respect to the Deferred Underwriting Commission and the Advisory Agreement with respect to the Advisory Fee;

WHEREAS, the Parties wish to resolve any disputes that may arise between the Parties regarding their rights and obligations relating to the Deferred Underwriting Commission and Advisory Fee; and

[1]	Capitalized terms in this recital that are not otherwise defined herein shall have the meaning ascribed to them in the Underwriting Agreement or the Advisory Agreement.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Cash Consideration. As partial consideration for the Deferred Underwriting Agreement and Advisory Fee that is owed to Maxim by ClimateRock:

a.	PubCo shall, at the closing of the Business Combination, remit to Maxim Group LLC $250,000 in cash;

2. Equity Consideration. As partial consideration for the Deferred Underwriting Commission and Advisory Fee that is owed to Maxim by ClimateRock:

a.	PubCo shall, at the closing of the business combination, issue to Maxim Partners LLC, 600,000 Class A ordinary shares of par value US$0.0001 each in the capital of PubCo (the “Maxim Shares”);

b.	The Maxim Shares shall be registered in the Form F-4 filed and declared effective in connection with the Business Combination, and upon consummation of the Business Combination, the Maxim Shares shall be freely transferable and bear no restrictive legend; and

c.	The Maxim Shares shall be held at the transfer agent of Climate Rock in book entry in the name of Maxim Partners LLC as of the closing of the Business Combination.

3. Note Consideration. As partial consideration for the Deferred Underwriting Commission and Advisory Fee that is owed to Maxim by ClimateRock:

a.	PubCo shall enter into a note in favor of Maxim in the principal amount of $250,000 in the form attached hereto as Exhibit A, which shall be executed concurrently with this Agreement (the “Maxim Note”).

4. Partial Release of ClimateRock, PubCo and GreenRock. As of the date of full repayment of the Maxim Note, Maxim, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively a “Maxim Releasors”), hereby (a) releases, acquits and forever discharges ClimateRock, PubCo and GreenRock and each of their direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each an “ClimateRock/GreenRock Releasee” and collectively, the “ClimateRock/GreenRock Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Maxim Releasors ever had, now have or hereafter can, shall or may have against any of the ClimateRock/GreenRock Releasees by reason of any matter, cause or thing whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Advisory Agreement (collectively, the “ClimateRock/GreenRock Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the ClimateRock/GreenRock Released Claims, unless such claim relates to or arises from the ClimateRock/GreenRock Releasee’s failure to perform under this Agreement. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. Each Maxim Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the Maxim Releasors and shall inure to the benefit of the successors and assigns of the ClimateRock/GreenRock Releasees, and agrees that the ClimateRock/GreenRock Releasees shall have no further liabilities or obligations to Maxim Releasors under Section 1.3 of the Underwriting Agreement or Section 3(A) of the Advisory Agreement, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.

5. Partial Release of Maxim. As of the date of full repayment of the Maxim Note, each of ClimateRock, PubCo and GreenRock, for themselves and each of their direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively the “ClimateRock/GreenRock Releasors”), hereby (a) releases, acquits and forever discharges Maxim and each of its direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Maxim Releasee” and collectively, the “Maxim Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the ClimateRock/GreenRock Releasors ever had, now have or hereafter can, shall or may have against any Maxim Releasees by reason of any matter, cause or thing whatsoever arising under, related to Section 1.3 of the Underwriting Agreement or Section 3(A) of the Advisory Agreement (collectively, the “Maxim Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Maxim Released Claims, unless such claim relates to or arises from Maxim’s failure to perform under this Agreement. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. Each ClimateRock/GreenRock Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the ClimateRock/GreenRock Releasors and shall inure to the benefit of the successors and assigns of the Maxim Releasees, and agrees that the Maxim Releasees shall have no further liabilities or obligations to the ClimateRock/GreenRock Releasors under Section 1.3 of the Underwriting Agreement of Section 3(A) of the Advisory Agreement, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.

6. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

7. Further Assurances. Each Party hereto agrees that, from time to time, such Party will promptly execute and deliver all such further notices, instruments, consents and documents, and take all such further action, as may be reasonably necessary to effect the agreements of the Parties hereto set forth herein.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assigns. The Parties acknowledge and agree that the Maxim Releasees and ClimateRock/GreenRock Releasees are intended third party beneficiaries of this Agreement and that each of them may independently enforce the terms of this Agreement just as if they were parties.

9. Interpretation; Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties relating to the subject matter of this Agreement and all prior or contemporaneous agreements, understandings, representations and settlements, oral or written, relating to the subject matter, are merged herein. This Agreement is not intended to, nor shall be deemed to, obviate, supersede or otherwise affect any terms of the Underwriting Agreement, Advisory Agreement or other agreements that may exist between the Parties, except as specifically set forth herein. This Agreement may not be altered or amended except by a written instrument signed by all of the Parties. Any provision of this Agreement is found to be contrary to law or otherwise invalid, void or unenforceable, it shall be deemed omitted but shall not affect the remaining terms of this Agreement, which shall remain in full force and effect.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any law or principles that would make this choice of law provision invalid. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Authority. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he or she is authorized and empowered to execute this Agreement on behalf of, and to bind, the person or entity on whose behalf his or her signature is affixed, and the Parties hereto represent and warrant that they have all requisite authority to enter into this agreement and effect the terms thereof.

[Signature Page Follows]

Intending to be legally bound hereby, the parties executed the foregoing Settlement and Release Agreement this 24th day of October, 2025.

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

CLIMATEROCK HOLDINGS LIMITED

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

GREENROCK CORP.

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Ritesh Veera
Name:	Ritesh Veera
Title:	Co-Head of Investment Banking

EXHIBIT A

NOTE